Exhibit 99.1

Motorola Reports Third-Quarter 2004 Financial Results

•	Third-quarter 2004 sales of $8.624 billion, up 26 percent compared to third-quarter 2003 sales of $6.829 billion.

•	Third-quarter 2004 GAAP earnings of $479 million, or $.20 per share, up 313 percent compared to third-quarter 2003 GAAP earnings of $116 million, or $.05 per share.

•	Third-quarter 2004 GAAP results include: (1) income of $195 million, or $.05 per share, from the sale of investments, (2) net expense of $81 million, or $.02 per share, related to the retirement of $1.7 billion of long-term debt, (3) expense of $67 million, or $.03 per share, related to the impairment of goodwill, (4) expense of $55 million, or $.01 per share, for previously-announced severance charges, (5) a tax benefit of $39 million, or $.02 per share, resulting from the reversal of tax reserves due to the settlement of certain tax audit items, and (6) expense of $19 million, or $.01 per share, for Freescale Semiconductor, Inc. (FSL) separation costs. As previously reported in Motorola’s third-quarter 2003 earnings release, third-quarter 2003 GAAP earnings included net special-item charges of $27 million, or $.01 per share, as detailed in that release.

•	Third-quarter 2004 positive operating cash flow of $1.3 billion, which enabled the company to complete the quarter with net cash of $4.4 billion, compared to net debt of $41 million at the end of 2003.[1]

SCHAUMBURG, Ill. – 19 October 2004 – Motorola, Inc. (NYSE: MOT) today reported sales of $8.624 billion in the third quarter of 2004. This is a 26 percent increase from sales of $6.829 billion in the third quarter of 2003.

Motorola also reported net earnings of $479 million, or $.20 per share, in the third quarter of 2004, presented in accordance with generally accepted accounting principles (GAAP), an increase of 313 percent compared to third-quarter 2003 GAAP earnings of $116 million, or $.05 per share. Third-quarter 2004 GAAP earnings include: (1) income of $195 million, or $.05 per share, from the sale of investments, (2) net expense of $81 million, or $.02 per share, related to the retirement of $1.7 billion of long-term debt and cancellation of associated interest rate swaps, (3) expense of $67 million, or $.03 per

[1]	A definition of net cash/debt is provided at the end of this release.

share, related to the impairment of goodwill, (4) expense of $55 million, or $.01 per share, for previously-announced severance charges, (5) a tax benefit of $39 million, or $.02 per share, resulting from the reversal of tax reserves due to the settlement of certain tax audit items, and (6) expense of $19 million, or $.01 per share, related to FSL separation costs.

Motorola reported GAAP net earnings of $116 million, or $.05 per share, in the third quarter of 2003. As previously reported in Motorola’s third-quarter 2003 earnings release, third-quarter 2003 earnings included net special-item charges of $27 million, or $.01 per share, as detailed in that earnings release.

Motorola Chairman and Chief Executive Officer Ed Zander said, “This is our third consecutive quarter of strong sales and pre-tax earnings improvement. Customers are responding to our portfolio of new products and technologies by giving us market share growth in several areas. In addition, we strengthened our balance sheet further by generating positive operating cash flow of $1.3 billion, reducing total debt by $454 million and ending the quarter with a net cash position of $4.4 billion.

“We are optimistic about our opportunity to again demonstrate solid improvement in our financial results in the fourth quarter, including growth in sales, profits, global market share in handsets and further strengthening of our balance sheet.

“We are continuing to make steady progress on our initiatives to raise the level of our financial performance, create value for our stockholders and drive our strategic vision of seamless mobility. That vision, which is increasingly resonating with our communications customers, is to provide a seamlessly connected portfolio of products which will bring voice, media and data-rich services to people wherever they are: at home, at work, in the auto or out in the world.”

Operating Results Improve

Personal Communications Segment sales were $3.9 billion, up 34 percent compared with the year-ago quarter. Operating earnings were $390 million, compared with operating earnings of $147 million in the year-ago quarter. The increases in sales and operating earnings were due to a successful portfolio of new products. The segment shipped 23.3 million handsets, up 15 percent from the year-ago quarter, and maintained its global market share versus a year ago. The segment began shipping 17 new handsets, with 15 featuring color displays and 11 featuring integrated cameras.

Semiconductor Products Segment sales were $1.4 billion, up 17 percent compared with the year-ago quarter. Operating earnings were $82 million, compared with an operating loss of $76 million in the year-ago quarter. In July 2004, Motorola completed the initial public offering of a minority interest of approximately 32% of Freescale Semiconductor, Inc., a separate entity comprised of the company’s semiconductor operations. Minority interest expense of $30 million, or $.01 per share, is included in Motorola’s Consolidated Statements of Operations but is not included in the segment operating results. It is Motorola’s current intent to distribute the remaining shares of FSL to

Motorola stockholders before the end of 2004. After distribution, the related operating results of FSL will be reflected as discontinued operations for all periods presented.

Global Telecom Solutions Segment sales were $1.3 billion, up 24 percent compared with the year-ago quarter, reflecting increased market share. The segment reported operating earnings of $175 million, compared with $61 million in the year-ago quarter. Sales grew in all technologies and all regions. The segment began deployment of the world’s largest soft-switch contract award in 6 major cities in Brazil, continued its industry leading position in Push-to-Talk over Cellular technology with 18 contracts to date in 23 countries, and announced EDGE technology contracts in the Czech Republic and Kuwait. After the end of the quarter, Motorola announced a contract with KDDI, of Japan, to deploy a nationwide 2.1 GHz CDMA2000 1X network.

Commercial, Government and Industrial Solutions Segment sales were $1.2 billion, up 12 percent compared with the year-ago quarter. The segment reported operating earnings of $185 million, compared with operating earnings of $146 million in the year-ago quarter. The segment’s results reflect continued emphasis by government customers worldwide on investments in homeland security communications technology, and by enterprise customers on business-critical communications needs. The segment received a $329 million multi-year contract from the Commonwealth of Virginia for a statewide multi-agency radio system.

Integrated Electronic Systems Segment sales were $683 million, up 22 percent compared with the year-ago quarter. The segment reported operating earnings of $18 million, compared with $25 million in the year-ago quarter. The increase in sales was primarily attributable to the segment’s automotive electronics business. The decrease in operating earnings is partially attributable to costs related to the acquisition of Force Computers, an embedded computing business.

Broadband Communications Segment sales were $589 million, up 31 percent compared with the year-ago quarter. Operating earnings increased to $34 million, compared with an operating loss of $4 million in the year-ago quarter. The segment was selected by Comcast to provide program management and deployment services for Voice over IP (VoIP) services in selected Comcast markets. During the quarter, high-volume shipments occurred of new cable set-top products with digital video recording (DVR) capability.

Guidance for Fourth Quarter 2004

The company’s guidance for the fourth quarter of 2004 is for sales of between $9.3 and $9.6 billion, an increase of approximately 16 to 20 percent compared to the fourth quarter of 2003, and GAAP earnings per share in the range of $.23 to $.26, compared to $.20 in the fourth quarter of 2003. Fourth-quarter 2003 earnings included special item income of $198 million, or $.03 per share, as detailed in Motorola’s fourth-quarter 2003 earnings release.

Conference Call and Web-cast

Motorola’s quarterly earnings conference call is scheduled to begin at 4:00 p.m. Central Time (USA), on Tuesday, October 19, 2004. Motorola plans a live web-cast of the conference call over the Internet, featuring both audio and slides. Investors can view the web-cast at www.motorola.com/investor.

Consolidated GAAP Results

A comparison of results from operations is as follows:

	Third Quarter		Nine Months
(In millions, except per share amounts)	2004	2003	2004	2003

Net sales	$8,624	$6,829	$25,885	$19,035
Gross margin	3,123	2,322	9,160	6,306
Operating earnings	718	263	2,385	564
Net earnings	479	116	885	404
Diluted earnings per common share	0.20	0.05	0.37	0.17

Weighted average common shares outstanding	2,500.5	2,358.0	2,432.2	2,338.7

Definition of Net Cash/Debt

Net Cash/Debt = Cash and Cash Equivalents + Short-Term Investments – Notes Payable and Current Portion of Long-Term Debt – Long-Term Debt – Trust Originated Preferred Securities (“TOPrS”).

Business Risks

Statements in this press release that are not historical facts are forward-looking statements based on current expectations that involve risks and uncertainties. Such forward-looking statements include, but are not limited to, statements about Motorola’s guidance for fourth quarter 2004 sales and earnings and Motorola’s current intentions regarding its remaining ownership of Freescale Semiconductor, Inc. Motorola cautions the reader that the factors below and those on pages 76 through 85 of Motorola’s 2003 Annual Report on Form 10-K and in its other SEC filings could cause Motorola’s actual results to differ materially from those stated in the forward-looking statements. These factors include: (1) the uncertainty of current economic and political conditions, as well as the economic outlook for the telecommunications, semiconductor, broadband and automotive industries; (2) the company’s ability to increase profitability and market share in its wireless handset business; (3) demand for the company’s products, including products related to new technologies; (4) the company’s ability to introduce new products and technologies in a timely manner; (5) risks related to dependence on certain key suppliers; (6) risks related to the company’s high volume of manufacturing and sales in Asia; (7) the company’s ability to purchase sufficient materials, parts and components to meet customer demand, including, without limitation, semiconductor products; (8) the creditworthiness of the company’s customers, particularly purchasers of large infrastructure systems; (9) unexpected liabilities or expenses, including unfavorable outcomes to any pending or future litigation, including any relating to the Iridium project; (10) the timing and levels at which design wins become actual orders and sales; (11) the impact of foreign currency fluctuations; (12) the company’s ability to use its deferred tax assets; (13) the impact on the company from continuing hostilities in Iraq and conflict in other countries; (14) unexpected effects on the company and Freescale Semiconductor, Inc. as a result of the recent initial public offering of Freescale; (15) the company’s ability to successfully distribute its remaining ownership of FSL in a timely manner, which success is dependent upon a wide variety of factors, many of which are outside of the company’s control, and (16) the outcome of currently ongoing and future tax matters with the IRS.

About Motorola

Motorola, Inc. (NYSE: MOT) is a global leader in wireless, broadband and automotive communications technologies that help make life smarter, safer, simpler, synchronized and fun. Sales in 2003 were $27.1 billion. Motorola creates innovative technological solutions that benefit people at home, at work and on the move. The company also is a progressive corporate citizen dedicated to operating ethically, protecting the environment and supporting the communities in which it does business. For more information: www.motorola.com.

# # #

Media Contact:

Jennifer Weyrauch

+1-847-435-5320

Jennifer.Weyrauch@motorola.com

MOTOROLA and the stylized M Logo are registered in the U.S. Patent & Trademark Office. All other product or service names are the property of their respective owners.

© Motorola, Inc. 2004

Motorola, Inc. and Subsidiaries

Consolidated Statements of Operations

(In millions, except per share amounts)

	Three Months Ended October 2, 2004	Three Months Ended September 27, 2003
Net sales	$8,624	$6,829
Costs of sales	5,501	4,507

Gross margin	3,123	2,322
Selling, general and administrative expenses	1,275	1,078
Research and development expenditures	999	941
Reorganization of businesses	46	44
Freescale separation costs	19	—
Other charges (income)	66	(4)

Operating earnings	718	263
Other income (expense):
Interest expense, net	(53)	(84)
Gains on sales of investments and businesses	195	31
Minority interest	(32)	—
Other	(101)	(32)

Total other income (expense)	9	(85)

Earnings before income taxes	727	178
Income tax expense	248	62

Net earnings	$479	$116

Net earnings per common share
Basic	$0.20	$0.05
Diluted	$0.20	$0.05
Weighted average common shares outstanding
Basic	2,359.6	2,322.8
Diluted	2,500.5	2,358.0
Dividends paid per share	$0.04	$0.04

	Nine Months Ended October 2, 2004	Nine Months Ended September 27, 2003
Net sales	$25,885	$19,035
Costs of sales	16,725	12,729

Gross margin	9,160	6,306
Selling, general and administrative expenses	3,740	2,912
Research and development expenditures	2,956	2,839
Reorganization of businesses	5	65
Freescale separation costs	69	—
Other charges (income)	5	(74)

Operating earnings	2,385	564
Other income (expense):
Interest expense, net	(180)	(236)
Gains on sales of investments and businesses	391	338
Minority Interest	(46)	—
Other	(107)	(119)

Total other income (expense)	58	(17)

Earnings before income taxes	2,443	547
Income tax expense	1,558	143

Net earnings	$885	$404

Net earnings per common share
Basic	$0.38	$0.17
Diluted	$0.37	$0.17
Weighted average common shares outstanding
Basic	2,349.6	2,318.2
Diluted	2,432.2	2,338.7
Dividends paid per share	$0.12	$0.12

Motorola, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In millions)

	October 2, 2004	December 31, 2003
ASSETS
Cash and cash equivalents	$10,801	$7,877
Short-term investments	152	139
Accounts receivable, net	5,367	4,436
Inventories, net	3,191	2,792
Deferred income taxes	1,098	1,678
Other current assets	1,381	985

Total current assets	21,990	17,907

Property, plant and equipment, net	4,550	5,164
Investments	2,894	3,335
Deferred income taxes	2,975	3,349
Other assets	2,141	2,343

Total assets	$34,550	$32,098

LIABILITIES AND STOCKHOLDERS’ EQUITY
Notes payable and current portion of long-term debt	$336	$896
Accounts payable	3,332	2,789
Accrued liabilities	6,925	5,748

Total current liabilities	10,593	9,433

Long-term debt	6,259	6,675
Other liabilities	2,548	2,693
Minority interest	1,303	122
Company-obligated mandatorily redeemable preferred securities of subsidiary trust holding solely company- guaranteed debentures	—	486
Stockholders’ equity	13,847	12,689

Total liabilities and stockholders’ equity	$34,550	$32,098

Motorola, Inc. and Subsidiaries

Segment Information

(In millions)

Summarized below are the Company’s net sales by reportable segment for the quarters and nine months ended October 2, 2004 and September 27, 2003.

	Segment Net Sales
	Quarter Ended October 2, 2004	Quarter Ended September 27, 2003	% Change from 2003
Personal Communications Segment	$3,912	$2,924	34%
Semiconductor Products Segment	1,430	1,225	17%
Global Telecom Solutions Segment	1,308	1,054	24%
Commercial, Govt, and Industrial Solutions Segment	1,164	1,035	12%
Integrated Electronic Systems Segment	683	559	22%
Broadband Communications Segment	589	451	31%
Other Products Segment	92	78	18%
Adjustments & Eliminations	(554)	(497)	11%

Segment Totals	$8,624	$6,829	26%

	Segment Net Sales
	Nine Months Ended October 2, 2004	Nine Months Ended September 27, 2003	% Change from 2003
Personal Communications Segment	$11,876	$7,702	54%
Semiconductor Products Segment	4,287	3,491	23%
Global Telecom Solutions Segment	4,068	3,052	33%
Commercial, Govt, and Industrial Solutions Segment	3,308	2,894	14%
Integrated Electronic Systems Segment	1,993	1,596	25%
Broadband Communications Segment	1,644	1,302	26%
Other Products Segment	265	235	13%
Adjustments & Eliminations	(1,556)	(1,237)	26%

Segment Totals	$25,885	$19,035	36%

Motorola, Inc. and Subsidiaries

Segment Information

(In millions)

Summarized below are the Company’s operating earnings (loss) by reportable segment for the quarters and nine months ended October 2, 2004 and September 27, 2003.

	Segment Operating Earnings (Loss)
	GAAP Results
	Quarter Ended October 2, 2004	Quarter Ended September 27, 2003
Personal Communications Segment	$390	$147
Semiconductor Products Segment	82	(76)
Global Telecom Solutions Segment	175	61
Commercial, Govt, and Industrial Solutions Segment	185	146
Integrated Electronic Systems Segment	18	25
Broadband Communications Segment	34	(4)
Other Products Segment	(101)	(14)
Adjustments & Eliminations	(11)	(2)

Segment Totals	772	283
General Corporate	(54)	(20)

Operating Earnings	$718	$263

	Segment Operating Earnings (Loss)
	GAAP Results
	Nine Months Ended October 2, 2004	Nine Months Ended September 27, 2003
Personal Communications Segment	$1,182	$352
Semiconductor Products Segment	244	(322)
Global Telecom Solutions Segment	502	109
Commercial, Govt, and Industrial Solutions Segment	546	322
Integrated Electronic Systems Segment	105	95
Broadband Communications Segment	78	14
Other Products Segment	(135)	(30)
Adjustments & Eliminations	(11)	(10)

Segment Totals	2,511	530
General Corporate	(126)	34

Operating Earnings	$2,385	$564